Exhibit 99.1
Okta Names Rob Bernshteyn and Paul Sagan to Board of Directors
SAN FRANCISCO – December 19, 2025 – Okta, Inc. (Nasdaq: OKTA), the leading independent identity provider, today announced the appointment of Rob Bernshteyn and Paul Sagan to the Company’s board of directors, effective December 19, 2025.
“Rob and Paul bring a wealth of operational experience across SaaS, cybersecurity, and AI that will help drive Okta’s next phase of growth,” said Todd McKinnon, Okta CEO and Co-Founder. “Their expertise comes at a pivotal moment, as identity becomes the foundation for secure AI. With their leadership, we’ll continue strengthening Okta’s position as the neutral identity partner and accelerating our work to help customers safely adopt AI agents.”
“Okta has proven that identity is critical to securing every major technology shift from mobile to cloud and, now, AI. I’m excited to work with Todd and the board to solve one of the biggest cybersecurity challenges we face as a new wave of AI-led identities and threats become reality,” said Sagan.
“Identity security is one of the most critical technologies for any organization today, and, with the rapid adoption of AI, it will only become more important. Okta has a massive opportunity ahead of it and I look forward to contributing to the company and board,” said Bernshteyn.
Also today, the Company announced that Mary Agnes (Maggie) Wilderotter stepped down from the Board on December 15, 2025 due to reasons unforeseen at the time of her joining.
“We thank Maggie for her service to Okta, and wish her the best on her future endeavors,” added Mr. McKinnon.
About Rob Bernshteyn
Rob Bernshteyn is a General Partner at ICONIQ Capital, a venture capital firm, which he joined in February 2024.
Mr. Bernshteyn has over three decades of experience in the business software industry. From February 2009 to May 2023, Mr. Bernshteyn served as Chief Executive Officer and Chair of the Board of Directors at Coupa Software Inc., a provider of business spend management. From June 2004 to February 2009, he held various roles at SuccessFactors Inc., a cloud-based HCM solution provider, most recently as VP, Global Product Marketing & Management. From June 2001 to May 2004, Mr. Bernshteyn served as Director of Product Management at Siebel Systems, Inc.
Mr. Bernshteyn has served on the board of directors of PTC, Inc., a global technology provider of internet of things and augmented reality platforms, since September 2024. Mr. Bernshteyn previously served on the board of directors of Medallia, Inc. from June 2019 to October 2021.
About Paul Sagan
Paul Sagan is a Catalyst Advisor at General Catalyst, a global venture capital and private equity firm, where he advises internet software, services and infrastructure companies on strategy and execution. Mr. Sagan joined General Catalyst in 2014 as an Executive in Residence and served as a Managing Director from 2018 to 2020.
Previously, Mr. Sagan held various leadership roles at Akamai Technologies, Inc., a publicly-traded cloud computing and cybersecurity company. Akamai’s fifteenth employee, Mr. Sagan was Chief Operating Officer from 1998 to 2005 and Chief Executive Officer from 2005 to 2013. He was elected to the board of directors in January 2005 and served as Vice Chairman from 2013 until 2015.
Mr. Sagan began his career in broadcast television news. From 1991 and 1996, he was a senior leader at Time Warner, Inc. a former multimedia entertainment company, where he helped establish the first consumer broadband service, one of the first web portals for internet advertising, and a 24-hour cable news service.
A seasoned public company director, Mr. Sagan currently serves on the board of Moderna and Thomson Reuters. He was a director of VMWare from 2014 until its acquisition by Broadcom in November 2023, serving as lead independent director from February 2015 to November 2023, and previously was a director of Digitas, Dow Jones, EMC and iRobot.

About Okta
Okta, Inc. is The World’s Identity Company™. We secure identity, so everyone is free to safely use any technology. Our customer and workforce solutions empower businesses and developers to use the power of identity to drive security, efficiencies, and success — all while protecting their users, employees, and partners. Learn why the world’s leading brands trust Okta for authentication, authorization, and more at okta.com.
Investor Contact:
Dave Gennarelli
investor@okta.com
Media Contact:
Kyrk Storer
press@okta.com